EXHIBIT 99.1

August 19, 2011

Royal Wolf Holdings Reports FY2011 Results

Royal Wolf delivers pro forma EBITDA of $30.1m in line with prospectus and confirms outlook for FY2012.

KEY POINTS and RESULTS

•	Net Profit after Tax (NPAT) for the period was $17.1million (FY2011) compared to a loss of $9.1million (FY2010)

•	Full year pro forma EBITDA of $30.1 million and revenue of $127.5 million – in line with prospectus and 21.1% and 14.0% respectively ahead of FY2010

•	Revenues up by 14% with highlights including Construction (increase of 10.2% over FY2010) and Resources (increase of 75.5% over FY2010)

•	Selling, General & Administration expenses as a percentage of total revenues reduced from 20.0% in FY2010 to 18.7% in FY2011

•	Lease fleet expanded to 30,170 and well on target to meet FY2012 prospectus forecast of 34,000 containers

•	IPO proceeds used to reduce debt to $60.2 million at 30 June 2011, providing a strong balance sheet and capacity for growth

•	Strong demand from key markets and in key product lines – Royal Wolf confirms prospectus outlook for FY2012

Royal Wolf Consolidated Year Ended June 30, 2011 (“FY2011”) Pro forma Results Compared to Year Ended June 30, 2010 (“FY2010”) Pro forma Results on the basis presented in the prospectus.

($ in thousands, FYE 30 June)	FY2010	FY2011
Revenue (Sales of containers)	66,125	75,497
Revenue (Lease of containers)	45,682	51,993
Total revenue	111,807	127,490
EBITDA	24,850	30,085
EBITA	15,960	21,354
EBIT	9,778	16,718

Robert Allan, Chief Executive Officer said: “The results are in line with the prospectus lodged with the Australian Securities Investment Commission (ASIC) on May 13, 2011 for an initial public offering by Royal Wolf”.

“We are now well placed to continue to expand our business and are looking forward to delivering the FY2012 outlook provided in the prospectus.”

“The development of our product range and infrastructure and the focus on high quality customer service gives us confidence and the capacity to deliver growth and increase shareholder value.”

“Our three sectors of containerised portable storage, portable buildings and freight containers have all demonstrated leasing revenue growth in FY2011 compared to FY2010. Improved utilisation and disciplined cost management have also contributed to the improved EBITDA.”

“We are excited by the challenges and opportunities. The Royal Wolf team has the products and skills to consolidate our position as an industry leader and deliver the results forecast in the prospectus.”

For further information please contact:

Robert Allan                                                                      Greg Baker
Chief Executive Officer                                                    Chief Financial Officer
+61 2 9482 3466                                                                +61 2 9482 3466